Exhibit 99.1

Contact:	Donald H. Anderson, President/CEO Randall J. Larson, Executive Vice President/CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES RESULTS FOR THE THREE MONTHS
ENDED JUNE 30, 2006 AND SCHEDULES CONFERENCE CALL

Wednesday, August 9, 2006	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its net earnings allocable to limited partners of $1.5 million ($0.21 per limited partner unit) for the quarter ended June 30, 2006. The quarter’s highlights include:

•  Quarterly revenues increased to $11.6 million from $9.7 million last year

•  Quarterly operating income decreased to $2.4 million from $3.5 million last year due principally to increased operating costs and expenses associated with accrued environmental remediation costs and routine repairs and maintenance

•  Adjusted operating surplus generated during the period was $3.0 million

•  The Partnership declared a $0.43 per unit quarterly distribution for the period

Donald H. Anderson, Chief Executive Officer said, “Since the inception of the Partnership on May 27, 2005, our adjusted operating surplus has exceeded our distributions by approximately $4.7 million, which is in excess of 1.3 times coverage on all units.”

CONFERENCE CALL

TransMontaigne Partners L.P. also announced that it has scheduled a conference call for Thursday, August 10, 2006 at 1:00 p.m. (MDT) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(888) 400-7916

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 4:30 p.m. (MDT) on Thursday, August 10, 2006 until 11:59 p.m. (MDT) on Thursday, August 17, 2006 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  838951

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

The following selected financial information is extracted from the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2006, which was filed today with the Securities and Exchange Commission.

TRANSMONTAIGNE PARTNERS L.P. AND SUBSIDIARIES
(000s, except per share data)

	Three Months Ended
	June 30, 2006	June 30, 2005
Income Statement Data
Revenues	$11,563	$9,687
Direct operating costs and expenses	(5,823)	(3,710)
Direct general and administrative expenses	(672)	(79)
Operating income	2,382	3,514
Net earnings	1,537	3,332
Net earnings allocable to limited partners	1,506	954
Net earnings per limited partners’ unit—basic	0.21	0.13

Cash Flow Activities
Net cash provided by operating activities	$5,164	$6,785
Net cash (used in) investing activities	(668)	(1,567)
Net cash (used in) financing activities	(3,470)	(4,991)

	June 30, 2006	December 31, 2005
Balance Sheet Data
Property, plant and equipment, net	$123,901	$125,884
Total assets	130,012	131,036
Long-term debt	46,000	28,000
Partners’ equity	78,905	100,013

Selected quarterly results of operations data for each of the quarters in the year ending December 31, 2006, six months ended December 31, 2005 and year ended June 30, 2005 are as follows:

	Three months ended				Year ending
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	December 31, 2006
Revenues	$12,090	$11,563	—	—	$23,653
Direct operating costs and expenses	(4,695)	(5,823)	—	—	(10,518)
Direct general and administrative expenses	(1,100)	(672)	—	—	(1,772)
Allocated general and administrative expenses	(812)	(822)	—	—	(1,634)
Allocated insurance expense	(82)	(74)	—	—	(156)
Depreciation and amortization	(1,942)	(1,790)	—	—	(3,732)
Operating income	3,459	2,382	—	—	5,841
Other income (expense), net	(740)	(845)	—	—	(1,585)
Net earnings	$2,719	$1,537	—	—	$4,256

	Three months ended		Six months ended
	September 30, 2005	December 31, 2005	December 31, 2005
Revenues	$10,967	$11,941	$22,908
Direct operating costs and expenses	(3,974)	(4,275)	(8,249)
Direct general and administrative expenses	(595)	(672)	(1,267)
Allocated general and administrative expenses	(775)	(812)	(1,587)
Allocated insurance expense	(67)	(81)	(148)
Depreciation and amortization	(1,746)	(1,894)	(3,640)
Operating income	3,810	4,207	8,017
Other income (expense), net	(509)	(548)	(1,057)
Net earnings	$3,301	$3,659	$6,960

	Three months ended				Year ended
	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005	June 30, 2005
Revenues	$8,392	$8,300	$9,714	$9,687	$36,093
Direct operating costs and expenses	(4,086)	(3,987)	(4,059)	(3,710)	(15,842)
Direct general and administrative expenses	—	—	—	(79)	(79)
Allocated general and administrative expenses	(700)	(700)	(700)	(700)	(2,800)
Allocated insurance expense	(84)	(83)	(83)	(83)	(333)
Depreciation and amortization	(1,537)	(1,507)	(1,509)	(1,601)	(6,154)
Operating income	1,985	2,023	3,363	3,514	10,885
Other income (expense), net	—	—	—	(182)	(182)
Net earnings	$1,985	$2,023	$3,363	$3,332	$10,703

TRANSMONTAIGNE PARTNERS L.P. AND SUBSIDIARIES
ADJUSTED OPERATING SURPLUS

During the subordination period, the common units will have the right to receive distributions in an amount equal to the minimum quarterly distribution of $0.40 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units, before any distributions will be made on the subordinated units. Conversions of subordinated units to common units will occur in the future only if, in addition to other requirements, we generate Adjusted Operating Surplus, as defined in the partnership agreement, equal to or greater than the minimum distribution requirement on all common units, subordinated units and the general partner interest. The following summarizes our Adjusted Operating Surplus generated during the periods indicated:

	April 1, 2006 through June 30, 2006	January 1, 2006 through March 31, 2006	May 27, 2005 through December 31, 2005	Cumulative since inception

Net earnings	$1,537	$2,719	$7,640	$11,896
Depreciation and amortization	1,790	1,942	3,785	7,517
Amortization of deferred equity-based compensation	268	162	371	801
Compensation expense on distributions paid to holders of restricted units	77	48	66	191
Cash reserved for repurchase of common units	(400)	(800)	—	(1,200)
Maintenance capital expenditures	(297)	(200)	(497)	(994)
“Adjusted Operating Surplus” generated during the period	$2,975	$3,871	$11,365	$18,211

Distribution for the period	$3,226	$3,201	$7,071	$13,498

TransMontaigne Partners L.P. is a refined petroleum products terminaling and pipeline company based in Denver, Colorado with operations along the U.S. Gulf Coast and in the Midwest. We provide integrated terminaling, storage, pipeline and related services for companies engaged in the distribution and marketing of refined petroleum products and crude oil, including TransMontaigne Inc. The Company handles light refined products such as gasolines, distillates (including heating oil) and jet fuels; heavy refined products such as residual fuel oils and asphalt; and crude oil. Corporate news and additional information about TransMontaigne Partners L.P. is available on the Company’s web site: www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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